For further information contact:
John W. Bordelon, Chairman of the Board, President and CEO
(337) 237-1960

Release Date:	April 20, 2026
For Immediate Release

HOME BANCORP, INC. ANNOUNCES 2026 FIRST QUARTER RESULTS
AND DECLARES A QUARTERLY DIVIDEND

Lafayette, Louisiana – Home Bancorp, Inc. (Nasdaq: “HBCP”) (the “Company”), the parent company for Home Bank, N.A. (the “Bank”) (www.home24bank.com), reported financial results for the first quarter of 2026. For the quarter, the Company reported net income of $11.4 million, or $1.45 per diluted common share (“diluted EPS”), down $51,000 from $11.4 million, or $1.46 diluted EPS, for the fourth quarter of 2025.

“In March 2026, we opened our newest full-service location in Tomball, TX,” said John W. Bordelon, President and Chief Executive Officer of the Company and the Bank. "We are pleased with our financial results for the first quarter. While loan production remained down during the quarter, deposit growth increased and reduced our loan to deposit ratio to 90%. Financial metrics remained strong with ROA increasing to 1.30% and a ten-basis point NIM expansion to 4.16% for the quarter. Credit metrics reflect an increase in nonperforming and criticized loans during the quarter, but we do not anticipate material losses. We remain focused on proactively identifying and resolving problem loans as quickly as possible. We are confident that our teams have the ability to broaden meaningful relationships with our customers across all our markets throughout the remainder of the year."

First Quarter 2026 Highlights

~~•~~Loans totaled $2.7 billion at March 31, 2026, down $15.9 million, or 0.6% (a decrease of 2% on an annualized basis), from December 31, 2025.

•Deposits totaled $3.0 billion at March 31, 2026, up $54.0 million, or 1.8% (an increase of 7% on an annualized basis), from December 31, 2025. Core deposits increased $118.1 million, or 5.4% (an increase of 22% on an annualized basis), during the first quarter of 2026 to $2.3 billion.

~~•~~Net interest income in the first quarter of 2026 totaled $34.5 million, up $434,000, or 1%, from the prior quarter.

•The net interest margin ("NIM") was 4.16% in the first quarter of 2026 compared to 4.06% in the fourth quarter of 2025, primarily due to lower funding cost.

•Nonperforming assets totaled $39.9 million, or 1.12% of total assets, at March 31, 2026 compared to $36.1 million, or 1.03% of total assets, at December 31, 2025. This increase in nonperforming assets is primarily due to multiple loan relationships (with the largest relationship totaling $1.4 million) which were moved to nonaccrual status, partially offset by paydowns in the first quarter of 2026.

•The Company recorded a $922,000 provision to the allowance for loan losses in the first quarter of 2026, compared to a $480,000 provision in the fourth quarter of 2025, primarily due to an increase in individually analyzed loan reserves, offset by loan reduction.

Loans

Loans totaled $2.7 billion at March 31, 2026, down $15.9 million, or 0.6%, from December 31, 2025. The following table summarizes the changes in the Company’s loan portfolio, net of unearned income, from December 31, 2025 through March 31, 2026.

(dollars in thousands)	3/31/2026	12/31/2025	Increase (Decrease)
Real estate loans:
One- to four-family first mortgage	$476,079	$493,446	$(17,367)	(4)%
Home equity loans and lines	91,550	92,574	(1,024)	(1)
Commercial real estate	1,182,501	1,190,388	(7,887)	(1)
Construction and land	340,057	329,227	10,830	3
Multi-family residential	179,982	177,825	2,157	1
Total real estate loans	2,270,169	2,283,460	(13,291)	(1)
Other loans:
Commercial and industrial	428,075	430,517	(2,442)	(1)
Consumer	29,902	30,046	(144)	—
Total other loans	457,977	460,563	(2,586)	(1)
Total loans	$2,728,146	$2,744,023	$(15,877)	(1)%

The average loan yield was 6.41% for the first quarter of 2026, down 3 basis points from the fourth quarter of 2025. The decrease on loan yields was driven by Federal Reserve rate cuts in mid-December 2025, which impacted the full quarter in 2026. We experienced a slow down in loan production, resulting in loan reduction across most of our markets during the first quarter of 2026.

Credit Quality and Allowance for Credit Losses

Nonperforming assets (“NPAs”) totaled $39.9 million, or 1.12% of total assets, at March 31, 2026, up $3.8 million, or 11%, from $36.1 million, or 1.03% of total assets, at December 31, 2025. The increase in NPAs during the first quarter of 2026 was primarily due to multiple loan relationships (with the largest relationship totaling $1.4 million) which were put on nonaccrual during the quarter, offset by payoffs and paydowns. During the first quarter of 2026, the Company recorded net loan charge-offs of $384,000, compared to net loan charge-offs of $165,000 during the fourth quarter of 2025.

The Company provisioned $922,000 to the allowance for loan losses in the first quarter of 2026. At March 31, 2026, the allowance for loan losses totaled $33.7 million, or 1.23% of total loans, compared to $33.1 million, or 1.21% of total loans, at December 31, 2025. Provisions to the allowance for loan losses are based upon, among other factors, our estimation of current expected losses in our loan portfolio, which we evaluate on a quarterly basis. Changes in expected losses consider various factors including the changing economic activity, borrower specific information impacting changes in risk ratings, projected delinquencies and the impact of industry-wide loan modification efforts, among other factors.

The following tables present the Company’s loan portfolio by credit quality classification as of March 31, 2026 and December 31, 2025.

	March 31, 2026
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$466,688	$—	$9,391	$476,079
Home equity loans and lines	90,201	807	542	91,550
Commercial real estate	1,139,345	9,478	33,678	1,182,501
Construction and land	326,382	863	12,812	340,057
Multi-family residential	178,388	—	1,594	179,982
Commercial and industrial	424,633	—	3,442	428,075
Consumer	29,861	—	41	29,902
Total	$2,655,498	$11,148	$61,500	$2,728,146

	December 31, 2025
(dollars in thousands)	Pass	Special Mention	Substandard	Total
One- to four-family first mortgage	$486,453	$—	$6,993	$493,446
Home equity loans and lines	91,232	811	531	92,574
Commercial real estate	1,155,097	2,947	32,344	1,190,388
Construction and land	312,994	866	15,367	329,227
Multi-family residential	176,227	—	1,598	177,825
Commercial and industrial	426,265	—	4,252	430,517
Consumer	30,000	—	46	30,046
Total	$2,678,268	$4,624	$61,131	$2,744,023

Investment Securities

The Company's investment securities portfolio totaled $386.3 million at March 31, 2026, a decrease of $6.3 million, or 2%, from December 31, 2025. At March 31, 2026, the Company had a net unrealized loss position on its investment securities of $24.0 million, compared to a net unrealized loss of $23.4 million at December 31, 2025. The Company’s investment securities portfolio had an effective duration of 3.4 years and 3.3 years at March 31, 2026 and December 31, 2025, respectively. During the first quarter of 2026, the Company made securities purchases of $21.5 million, compared to $14.4 million during the fourth quarter of 2025. The Company had no securities sales during the first quarter of 2026 and fourth quarter of 2025.

The following table summarizes the composition of the Company's investment securities portfolio at March 31, 2026.

(dollars in thousands)	Amortized Cost	Fair Value
Available for sale:
U.S. agency mortgage-backed	$291,125	$273,740
Collateralized mortgage obligations	51,705	50,738
Municipal bonds	52,911	47,765
U.S. government agency	10,475	9,986
Corporate bonds	3,500	3,500
Total available for sale	$409,716	$385,729
Held to maturity:
Municipal bonds	$530	$531
Total held to maturity	$530	$531

Approximately 36% of the investment securities portfolio was pledged as of March 31, 2026 to secure public deposits. The Company had $139.9 million and $140.1 million of securities pledged to secure public deposits at March 31, 2026 and December 31, 2025, respectively.

Deposits

Total deposits were $3.0 billion at March 31, 2026, up $54.0 million, or 2%, from December 31, 2025. Core deposits or non-maturity deposits increased $118.1 million, or 5%, during the first quarter of 2026 to $2.3 billion. The following table summarizes the changes in the Company’s deposits from December 31, 2025 to March 31, 2026.

(dollars in thousands)	3/31/2026	12/31/2025	Increase (Decrease)
Demand deposits	$830,030	$792,951	$37,079	5%
Savings	202,058	201,265	793	—
Money market	543,120	518,740	24,380	5
NOW	710,071	654,227	55,844	9
Certificates of deposit	741,502	805,623	(64,121)	(8)
Total deposits	$3,026,781	$2,972,806	$53,975	2%

The average rate on interest-bearing deposits decreased 22 basis points from 2.51% for the fourth quarter of 2025 to 2.29% for the first quarter of 2026. At March 31, 2026, certificates of deposit maturing within the next 12 months totaled $715.3 million, or 96%, of total certificates of deposit.

We obtain most of our deposits from individuals, small businesses and public funds in our market areas. The following table presents our deposits per customer type for the periods indicated.

	March 31, 2026	December 31, 2025
Individuals	50%	52%
Small businesses	39	39
Public funds	8	6
Broker	3	3
Total	100%	100%

The total amounts of our uninsured deposits (deposits in excess of $250,000, as calculated in accordance with FDIC regulations) were $919.7 million at March 31, 2026 and $885.4 million at December 31, 2025. Public funds in excess of the FDIC insurance limits are fully collateralized.

Net Interest Income

NIM increased 10 basis points from 4.06% for the fourth quarter of 2025 to 4.16% for the first quarter of 2026, primarily due to lower funding cost for average interest-bearing liabilities.

The average cost of interest-bearing deposits decreased by 22 basis points in the first quarter of 2026 compared to the fourth quarter of 2025, primarily due to the lower funding cost. The decrease in funding costs was primarily due to a shift in the mix of average balance of interest-bearing deposits.

Average other interest-earning assets were $168.7 million for the first quarter of 2026, up $5.7 million, or 3%, from the fourth quarter of 2025, primarily due to an increase in the average balance of cash and cash equivalents. The average yield on other interest-earning assets (primarily funds held at the Federal Reserve) decreased 48 basis points in the first quarter of 2026 compared to the fourth quarter of 2025 due to lower interest rates during the quarter.

Average FHLB advances were $1.9 million for the first quarter of 2026, a decrease of $1.1 million, or 37%, from the fourth quarter of 2025 due to paydowns of FHLB advances.

Loan accretion income from acquired loans totaled $189,000 for the first quarter of 2026, down $53,000, or 22%, from the fourth quarter of 2025.

Noninterest Income

Noninterest income for the first quarter of 2026 totaled $3.7 million, down $260,000, or 7%, from the fourth quarter of 2025. The decrease was related primarily to decreases in other income (down $234,000) and bank card fees (down $30,000), which were partially offset by an increase in gain on sale of loans (up $5,000) for the first quarter of 2026 compared to the fourth quarter of 2025.

Noninterest Expense

Noninterest expense for the first quarter of 2026 totaled $22.9 million, down $106,000, or less than 1%, from the fourth quarter of 2025. The decrease was primarily related to decreases in compensation and benefits expense (down $260,000) and franchise and shares tax expense (down $94,000), which were partially offset by the absence of a reversal to the allowance for credit losses on unfunded commitments ($105,000), increases in other expenses (up $102,000) and data processing and communications expense (up $81,000) during the first quarter of 2026.

Capital

At March 31, 2026, shareholders’ equity totaled $444.4 million, up $9.3 million, or 2%, compared to $435.1 million at December 31, 2025. The increase was primarily due to the Company’s earnings of $11.4 million, which was partially offset by an increase in the accumulated other comprehensive loss on available for sale investment securities during the first quarter of 2026 and shareholder dividends. Preliminary Tier 1 leverage capital and total risk-based capital ratios were 12.11% and 15.65%, respectively, at March 31, 2026, compared to 11.84% and 15.29%, respectively, at December 31, 2025.

Dividend and Share Repurchases

The Company announces that its Board of Directors declared a quarterly cash dividend on shares of its common stock of $0.31 per share payable on May 15, 2026, to shareholders of record as of May 4, 2026.

The Company repurchased 4,332 shares of its common stock during the first quarter of 2026 at an average price per share of $58.00. An additional 385,890 shares remain eligible for purchase under the 2025 Repurchase Plan. The book value per share and tangible book value per share of the Company’s common stock was $56.73 and $46.04, respectively, at March 31, 2026.

Conference Call

Executive management will host a conference call to discuss first quarter 2026 results on Tuesday, April 21, 2026 at 10:30 a.m. CDT. Analysts, investors and interested parties may attend the conference call by dialing toll free 1.646.357.8785 (US Local/International) or 1.800.836.8184 (US Toll Free). The investor presentation can be accessed on the day of the presentation on the Home Bancorp, Inc. website at https://home24bank.investorroom.com.

A replay of the conference call and a transcript of the call will be posted to the Investor Relations page of the Company's website, https://home24bank.investorroom.com.

Non-GAAP Reconciliation

This news release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). The Company's management uses this non-GAAP financial information in its analysis of the Company's performance. In this news release, information is included which excludes intangible assets. Management believes the presentation of this non-GAAP financial information provides useful information that is helpful to a full understanding of the Company’s financial position and operating results. This non-GAAP financial information should not be viewed as a substitute for financial information determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP financial information presented by other companies. A reconciliation on non-GAAP information included herein to GAAP is presented below.

	Quarter Ended
(dollars in thousands, except per share data)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Reported net income	$11,360	$11,411	$12,357	$11,330	$10,964
Add: Core deposit intangible amortization, net tax	185	203	212	213	231
Non-GAAP tangible income	$11,545	$11,614	$12,569	$11,543	$11,195

Total assets	$3,554,643	$3,492,626	$3,494,074	$3,491,455	$3,485,453
Less: Intangible assets	83,723	83,957	84,214	84,482	84,751
Non-GAAP tangible assets	$3,470,920	$3,408,669	$3,409,860	$3,406,973	$3,400,702

Total shareholders’ equity	$444,410	$435,094	$423,044	$408,818	$402,831
Less: Intangible assets	83,723	83,957	84,214	84,482	84,751
Non-GAAP tangible shareholders’ equity	$360,687	$351,137	$338,830	$324,336	$318,080

Return on average equity	10.41%	10.52%	11.78%	11.24%	11.02%
Add: Average intangible assets	2.64	2.79	3.24	3.24	3.23
Non-GAAP return on average tangible common equity	13.05%	13.31%	15.02%	14.48%	14.25%

Common equity ratio	12.50%	12.46%	12.11%	11.71%	11.56%
Less: Intangible assets	2.11	2.16	2.17	2.19	2.21
Non-GAAP tangible common equity ratio	10.39%	10.30%	9.94%	9.52%	9.35%

Book value per share	$56.73	$55.56	$54.05	$52.36	$50.82
Less: Intangible assets	10.69	10.72	10.76	10.82	10.69
Non-GAAP tangible book value per share	$46.04	$44.84	$43.29	$41.54	$40.13

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Home Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2025 describes some of these factors, including risk elements in the loan portfolio, risks related to our deposit activities, the level of the allowance for credit losses, risks of our growth strategy, geographic concentration of our business, dependence on our management team, risks of market rates of interest and of regulation on our business and risks of competition. Forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF FINANCIAL CONDITION
(Unaudited)
(dollars in thousands)	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
Assets
Cash and cash equivalents	$223,484	$141,605	$189,324	$112,595	$110,662
Investment securities available for sale, at fair value	385,729	391,448	383,340	393,462	400,553
Investment securities held to maturity	530	1,065	1,065	1,065	1,065
Mortgage loans held for sale	1,558	1,558	1,932	1,305	1,855
Loans, net of unearned income	2,728,146	2,744,023	2,705,895	2,764,538	2,747,277
Allowance for loan losses	(33,680)	(33,142)	(32,827)	(33,432)	(33,278)
Total loans, net of allowance for loan losses	2,694,466	2,710,881	2,673,068	2,731,106	2,713,999
Office properties and equipment, net	50,502	48,995	45,223	45,216	45,327
Cash surrender value of bank-owned life insurance	49,842	49,557	49,269	48,981	48,699
Goodwill and core deposit intangibles	83,723	83,957	84,214	84,482	84,751
Accrued interest receivable and other assets	64,809	63,560	66,639	73,243	78,542
Total Assets	$3,554,643	$3,492,626	$3,494,074	$3,491,455	$3,485,453

Liabilities
Deposits	$3,026,781	$2,972,806	$2,975,503	$2,908,234	$2,827,207
Other Borrowings	—	—	5,539	5,539	5,539
Subordinated debt, net of issuance cost	54,729	54,675	54,621	54,567	54,513
Federal Home Loan Bank advances	—	3,024	3,059	88,196	163,259
Accrued interest payable and other liabilities	28,723	27,027	32,308	26,101	32,104
Total Liabilities	3,110,233	3,057,532	3,071,030	3,082,637	3,082,622

Shareholders' Equity
Common stock	78	78	78	78	79
Additional paid-in capital	169,995	168,963	168,016	166,576	167,231
Common stock acquired by benefit plans	(893)	(982)	(1,071)	(1,160)	(1,250)
Retained earnings	293,554	284,834	275,912	265,817	261,856
Accumulated other comprehensive loss	(18,324)	(17,799)	(19,891)	(22,493)	(25,085)
Total Shareholders' Equity	444,410	435,094	423,044	408,818	402,831
Total Liabilities and Shareholders' Equity	$3,554,643	$3,492,626	$3,494,074	$3,491,455	$3,485,453

HOME BANCORP, INC. AND SUBSIDIARY
CONDENSED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended
(dollars in thousands, except per share data)	3/31/2026	12/31/2025	3/31/2025
Interest Income
Loans, including fees	$43,717	$44,548	$44,032
Investment securities	2,560	2,530	2,664
Other investments and deposits	1,463	1,642	505
Total interest income	47,740	48,720	47,201
Interest Expense
Deposits	12,406	13,808	12,622
Other borrowings	—	8	53
Subordinated debt expense	845	845	845
Federal Home Loan Bank advances	7	11	1,932
Total interest expense	13,258	14,672	15,452
Net interest income	34,482	34,048	31,749
Provision for loan losses	922	480	394
Net interest income after provision for loan losses	33,560	33,568	31,355
Noninterest Income
Service fees and charges	1,437	1,438	1,309
Bank card fees	1,594	1,624	1,578
Gain on sale of loans, net	230	225	377
Income from bank-owned life insurance	285	289	278
(Loss) gain on sale of assets, net	—	(4)	9
Other income	192	426	458
Total noninterest income	3,738	3,998	4,009
Noninterest Expense
Compensation and benefits	13,714	13,974	12,652
Occupancy	2,429	2,406	2,561
Marketing and advertising	494	560	429
Data processing and communication	2,629	2,548	2,642
Professional fees	401	401	405
Forms, printing and supplies	219	224	200
Franchise and shares tax	340	434	476
Regulatory fees	462	431	516
Foreclosed assets, net	54	54	227
Amortization of acquisition intangible	234	257	293
Reversal for credit losses on unfunded commitments	—	(105)	—
Other expenses	1,964	1,862	1,178
Total noninterest expense	22,940	23,046	21,579
Income before income tax expense	14,358	14,520	13,785
Income tax expense	2,998	3,109	2,821
Net income	$11,360	$11,411	$10,964

Earnings per share - basic	$1.47	$1.48	$1.38

Earnings per share - diluted	$1.45	$1.46	$1.37

Cash dividends declared per common share	$0.31	$0.31	$0.27

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY FINANCIAL INFORMATION
(Unaudited)
	Three Months Ended
(dollars in thousands, except per share data)	3/31/2026	12/31/2025	3/31/2025
EARNINGS DATA
Total interest income	$47,740	$48,720	$47,201
Total interest expense	13,258	14,672	15,452
Net interest income	34,482	34,048	31,749
Provision for loan losses	922	480	394
Total noninterest income	3,738	3,998	4,009
Total noninterest expense	22,940	23,046	21,579
Income tax expense	2,998	3,109	2,821
Net income	$11,360	$11,411	$10,964

AVERAGE BALANCE SHEET DATA
Total assets	$3,532,181	$3,501,957	$3,449,472
Total interest-earning assets	3,310,674	3,288,830	3,240,619
Total loans	2,734,651	2,716,382	2,745,212
Total interest-bearing deposits	2,196,539	2,183,431	2,038,681
Total interest-bearing liabilities	2,253,149	2,241,895	2,279,363
Total deposits	3,002,477	2,977,273	2,772,295
Total shareholders' equity	442,610	430,198	403,504

PER SHARE DATA
Earnings per share - basic	$1.47	$1.48	$1.38
Earnings per share - diluted	1.45	1.46	1.37
Book value at period end	56.73	55.56	50.82
Tangible book value at period end	46.04	44.84	40.13
Shares outstanding at period end	7,833,804	7,831,342	7,926,331
Weighted average shares outstanding
Basic	7,740,765	7,726,157	7,949,477
Diluted	7,826,764	7,795,826	8,026,815

SELECTED RATIOS (1)
Return on average assets	1.30%	1.29%	1.29%
Return on average equity	10.41	10.52	11.02
Common equity ratio	12.50	12.46	11.56
Efficiency ratio (2)	60.02	60.57	60.35
Average equity to average assets	12.53	12.28	11.70
Tier 1 leverage capital ratio (3)	12.11	11.84	11.48
Total risk-based capital ratio (3)	15.65	15.29	14.58
Net interest margin (4)	4.16	4.06	3.91

SELECTED NON-GAAP RATIOS (1)
Tangible common equity ratio (5)	10.39%	10.30%	9.35%
Return on average tangible common equity (6)	13.05	13.31	14.25

(1)With the exception of end-of-period ratios, all ratios are based on average daily balances during the respective periods.
(2)The efficiency ratio represents noninterest expense as a percentage of total revenues. Total revenues is the sum of net interest income and noninterest income.
(3)Capital ratios are preliminary end-of-period ratios for the Bank only and are subject to change.
(4)Net interest margin represents net interest income as a percentage of average interest-earning assets. Taxable equivalent yields are calculated using a marginal tax rate of 21%.
(5)Tangible common equity ratio is common shareholders' equity less intangible assets divided by total assets less intangible assets. See "Non-GAAP Reconciliation" for additional information.
(6)Return on average tangible common equity is net income plus amortization of core deposit intangible, net of taxes, divided by average common shareholders' equity less average intangible assets. See "Non-GAAP Reconciliation" for additional information.

HOME BANCORP, INC. AND SUBSIDIARY
Consolidated Net Interest Margin
(Unaudited)
	Three Months Ended
	3/31/2026			12/31/2025			3/31/2025
(dollars in thousands)	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate	Average Balance	Interest	Average Yield/ Rate
Interest-earning assets:
Loans receivable	$2,734,651	$43,717	6.41%	$2,716,382	$44,548	6.44%	$2,745,212	$44,032	6.43%
Investment securities (TE)(1)	407,308	2,560	2.53	409,391	2,530	2.49	439,556	2,664	2.44
Other interest-earning assets	168,715	1,463	3.52	163,057	1,642	4.00	55,851	505	3.67
Total interest-earning assets	$3,310,674	$47,740	5.78%	$3,288,830	$48,720	5.83%	$3,240,619	$47,201	5.84%
Interest-bearing liabilities:
Deposits:
Savings, checking, and money market	$1,431,639	$5,809	1.65%	$1,359,342	$5,860	1.71%	$1,306,602	$5,401	1.68%
Certificates of deposit	764,900	6,597	3.50	824,089	7,948	3.83	732,079	7,221	4.00
Total interest-bearing deposits	2,196,539	12,406	2.29	2,183,431	13,808	2.51	2,038,681	12,622	2.51
Other borrowings	—	—	—	783	8	4.19	5,539	53	3.89
Subordinated debt	54,702	845	6.18	54,647	845	6.18	54,485	845	6.20
FHLB advances	1,908	7	1.49	3,034	11	1.52	180,658	1,932	4.28
Total interest-bearing liabilities	$2,253,149	$13,258	2.38%	$2,241,895	$14,672	2.60%	$2,279,363	$15,452	2.74%
Noninterest-bearing deposits	$805,938			$793,842			$733,613
Net interest spread (TE)(1)			3.40%			3.23%			3.10%
Net interest margin (TE)(1)			4.16%			4.06%			3.91%
(1)Taxable equivalent (TE) amounts are calculated using a federal income tax rate of 21%

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	Three Months Ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025
CREDIT QUALITY (1)
Nonaccrual loans:
One- to four-family first mortgage	$8,337	$6,531	$6,402	$6,272	$6,368
Home equity loans and lines	542	531	1,008	1,033	372
Commercial real estate	10,837	9,011	10,016	7,669	4,349
Construction and land	12,812	15,367	9,847	6,103	5,584
Multi-family residential	1,281	1,281	973	916	930
Commercial and industrial	1,945	1,344	1,161	1,312	1,206
Consumer	41	46	60	35	161
Total nonaccrual loans	$35,795	$34,111	$29,467	$23,340	$18,970
Accruing loans 90 days or more past due	14	65	55	12	77
Total nonperforming loans	35,809	34,176	29,522	23,352	19,047
Foreclosed assets and ORE	4,093	1,929	1,384	2,077	2,424
Total nonperforming assets	$39,902	$36,105	$30,906	$25,429	$21,471

Nonperforming assets to total assets	1.12%	1.03%	0.88%	0.73%	0.62%
Nonperforming loans to total assets	1.01	0.98	0.84	0.67	0.55
Nonperforming loans to total loans	1.31	1.25	1.09	0.84	0.69

ALLOWANCE FOR CREDIT LOSSES
Allowance for loan losses:
Beginning balance	$33,142	$32,827	$33,432	$33,278	$32,916
(Reversal) provision for loan losses	922	480	(229)	489	394
Charge-offs	(413)	(189)	(488)	(460)	(226)
Recoveries	29	24	112	125	194
Net charge-offs	(384)	(165)	(376)	(335)	(32)
Ending balance	$33,680	$33,142	$32,827	$33,432	$33,278

Reserve for unfunded lending commitments(2)
Beginning balance	$1,625	$1,730	$1,730	$2,700	$2,700
(Reversal) provision for losses on unfunded lending commitments	—	(105)	—	(970)	—
Ending balance	$1,625	$1,625	$1,730	$1,730	$2,700
Total allowance for credit losses	35,305	34,767	34,557	35,162	35,978

Total loans	$2,728,146	$2,744,023	$2,705,895	$2,764,538	$2,747,277
Total unfunded commitments	533,398	509,331	509,709	492,306	508,864

HOME BANCORP, INC. AND SUBSIDIARY
SUMMARY CREDIT QUALITY INFORMATION
(Unaudited)
	Three Months Ended
	3/31/2026	12/31/2025	9/30/2025	6/30/2025	3/31/2025

Allowance for loan losses to nonperforming assets	84.41%	91.79%	106.22%	131.47%	154.99%
Allowance for loan losses to nonperforming loans	94.05	96.97	111.20	143.17	174.72
Allowance for loan losses to total loans	1.23	1.21	1.21	1.21	1.21
Allowance for credit losses to total loans	1.29	1.27	1.28	1.27	1.31

Year-to-date loan charge-offs	$(413)	$(1,363)	$(1,174)	$(686)	$(226)
Year-to-date loan recoveries	29	455	431	319	194
Year-to-date net loan charge-offs	$(384)	$(908)	$(743)	$(367)	$(32)
Annualized YTD net loan charge-offs to average loans	(0.06)%	(0.03)%	(0.04)%	(0.03)%	—%
(1)It is our policy to cease accruing interest on loans 90 days or more past due, with certain limited exceptions. Nonperforming assets consist of nonperforming loans, foreclosed assets and surplus real estate (ORE). Foreclosed assets consist of assets acquired through foreclosure or acceptance of title in-lieu of foreclosure. ORE consists of closed or unused bank buildings.
(2)The allowance for unfunded lending commitments is recorded within accrued interest payable and other liabilities on the Consolidated Statements of Financial Condition.